UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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MWI Veterinary Supply, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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651 S. Stratford Drive, Suite 100
Meridian, Idaho 83642

December 30, 2009

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of MWI Veterinary Supply, Inc. to be held at The Grove Hotel, 245 S. Capitol Blvd., Boise, Idaho 83702, on Tuesday, February 9, 2010, at 3:00 p.m. local time.

        At the meeting you will be asked to vote for the election of our directors and ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010. I encourage you to vote for the nominees for director and for the ratification of the appointment of Deloitte & Touche LLP.

        Whether or not you are able to attend the meeting in person, your vote is important. I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope, or follow the telephone or internet voting instructions that appear on the enclosed proxy card.

Very truly yours,
MWI VETERINARY SUPPLY, INC.

John F. McNamara
Chairman

651 S. Stratford Drive, Suite 100
Meridian, Idaho 83642
Phone: (208) 955-8930
Fax: (208) 955-8999

Notice of Annual Meeting of Stockholders

To Our Stockholders:

You are invited to attend the MWI Veterinary Supply, Inc. 2010 Annual Meeting of Stockholders.

Date:	February 9, 2010
Time:	3:00 p.m. MST
Place:	The Grove Hotel 245 S. Capitol Blvd. Boise, Idaho 83702

        Only stockholders who owned stock of record at the close of business on December 14, 2009 can vote at this meeting or any adjournments that may take place.

        The purposes of the Annual Meeting are:

  (1)
  to elect seven directors, each for a term of one year or until their respective successors have been elected and qualified;

  (2)
  to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2010; and

  (3)
  to transact any other business that may properly come before the meeting.

        We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

Mary Patricia B. Thompson Senior Vice President of Finance and Administration, Chief Financial Officer
December 30, 2009

651 S. Stratford Drive, Suite 100
Meridian, Idaho 83642
Phone: (208) 955-8930
Fax: (208) 955-8999
www.mwivet.com

 PROXY STATEMENT

        The Board of Directors of MWI Veterinary Supply, Inc. ("Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on February 9, 2010, at 3:00 p.m. local time, including any adjournments or postponements thereof ("Meeting" or "Annual Meeting"). We intend to mail a Notice of Internet Availability of Proxy Materials (sometimes referred to as the "Notice"), and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting, on or about December 30, 2009.

PROXY SOLICITATION AND VOTING INFORMATION

        Your vote is very important.    In accordance with the rules and regulations adopted by the Securities and Exchange Commission ("SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials including this Proxy Statement, the proxy card and the Company's Annual Report on Form 10-K for the year ended September 30, 2009 ("Annual Report") to our stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will instruct stockholders as to how they may access and review all of the proxy materials. The Notice also instructs stockholders how to submit a proxy through the Internet. If you would like to receive a paper copy or e-mail copy of your proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

        You may revoke this proxy at any time before it is voted by written notice to the Senior Vice President of Finance and Administration, Chief Financial Officer of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies that are received before the Annual Meeting's adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

        If you want to vote in person at the Annual Meeting and you hold shares of Company common stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

        Who can vote?    Stockholders as of the close of business on December 14, 2009 are entitled to vote. On that day, 12,213,121 shares of common stock were outstanding and eligible to vote, and there were 191 registered holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of MWI Veterinary Supply, Inc., 651 S. Stratford Drive, Suite 100, Meridian, Idaho beginning January 25, 2010. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

        How does the Board of Directors recommend I vote?    The Board of Directors recommends a vote FOR each Board of Directors nominee and FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

        What shares are included in the proxy card?    Each proxy card you receive represents all the shares of common stock registered to you in that particular account. You may receive more than one proxy card if you hold shares that are either registered differently or in more than one account. Each share of common stock that you own entitles you to one vote.

        How do I vote by proxy?    Most stockholders have three ways to vote by proxy: by telephone, via the Internet or by returning the proxy card. To vote by telephone or via the Internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the Internet or by telephone.

        How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the Annual Meeting in person or by proxy. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. With respect to Proposal 1, because directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, abstentions will have no effect on the election of directors. Because Proposal 2 requires for their approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, any abstentions will have the effect of votes against and any broker non-votes will not have any effect on these proposals.

        Who will count the vote?    The Company's Transfer Agent and Registrar, Wells Fargo Shareowner Services, will tally the vote.

        Who is soliciting this proxy?    Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing or otherwise making available the Notice of Internet Availability of Proxy Materials and the notice of the Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's common stock.

        What if I can't attend the meeting?    If you are unable to attend the meeting in person and you intend to vote, you must vote your shares by proxy, via the Internet or by telephone by the applicable deadline.

CORPORATE GOVERNANCE

        In accordance with the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although the Company's non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company's business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

        Independence.    The Board of Directors has determined that five of the Company's seven directors are "independent" as defined in the applicable NASDAQ listing standards, including that each member is free of any relationship that would interfere with his individual exercise of independent judgment. The following directors were determined to be independent: Keith E. Alessi, Bruce C. Bruckmann, John F. McNamara, A. Craig Olson and William J. Robison. In accordance with applicable NASDAQ listing standards, the Company is required to have a majority of independent directors.

        Meetings of the Board of Directors and Stockholders.    It is the policy of the Board of Directors to meet at least quarterly. The Board of Directors held twelve meetings in fiscal year 2009. Each of the incumbent directors attended at least 75% of the Board of Directors meetings and any respective committee meetings of which they are a member. Directors are encouraged to attend annual meetings of stockholders and all of our directors attended the annual meeting of stockholders that was held on February 11, 2009. From time to time during fiscal year 2009, the Board of Directors met in executive session without members of management present. It is the policy of the Board of Directors to hold regular executive sessions where non-management directors meet without management participation.

        Corporate Governance Matters.    The Board of Directors adopted corporate governance guidelines in June 2005. Under these guidelines, directors are expected to advise the Chairman of the Board of Directors and the Chairman of the Corporate Governance and Nominating Committee prior to accepting any other public company directorship or any assignment to the Audit Committee or Compensation Committee of the Board of Directors of any public company of which such director is a member. Directors are also expected to report changes in their business or professional affiliations or responsibilities, including retirement. A director is expected to offer to resign if the Corporate Governance and Nominating Committee concludes that the director no longer meets the Company's requirements for service on the Board of Directors. There are no pre-determined limitations on the number of other boards of directors on which the directors of the Company may serve; however, the Board of Directors expects individual directors to use judgment in accepting other directorships and to allow sufficient time and attention to Company matters. There are no set term limits for directors. As long as the Board of Directors is not classified, the Corporate Governance and Nominating Committee will review each director's continuation on the Board of Directors annually.

        Communications with the Board of Directors.    If you would like to communicate with the Company's directors, please send a letter to the following address: MWI Veterinary Supply, Inc., Attention: Board of Directors c/o Senior Vice President of Finance and Administration, Chief Financial Officer, 651 S. Stratford Drive, Suite 100, Meridian, Idaho 83642. The Company's Senior Vice President of Finance and Administration, Chief Financial Officer will review each such communication and forward a copy to each member of the Board of Directors.

        Code of Conduct.    The Company is committed to ethical business practices. The Company originally published a corporate code of conduct in 2003, which has since been amended and restated. This code of conduct applies to all of the Company's employees and directors and includes the code of ethics for the Company's principal executive officer, principal financial officer and principal accounting officer within the meaning of the Securities and Exchange Commission ("SEC") regulations adopted under the Sarbanes-Oxley Act of 2002. The Company's corporate code of conduct can be found on the Company's website at www.mwivet.com. Please note that none of the information on the Company's website is incorporated by reference in this proxy statement.

        Committees of the Board of Directors.    The Board of Directors currently has four standing committees. Charters for each of these committees can be found on the Company's website at www.mwivet.com.

        Audit Committee—The Audit Committee was established under a written charter adopted in June 2005 which became effective as of the time the Company's common stock was first listed on NASDAQ, to provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to (i) the integrity of the Company's financial statements and financial reporting process; (ii) systems of internal accounting and financial controls; (iii) performance of the Company's internal audit function and independent auditors; (iv) the independent auditor's qualifications and independence; (v) the annual independent audit of the Company's financial statements; (vi) the legal compliance and ethics programs established by Company management and the Board of Directors; and (vii) the Company's compliance with ethics policies and legal policies and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication among the Audit Committee, the independent registered public accounting firm, the internal auditors, and Company management. A detailed list of the Audit Committee's functions is included in its charter. The Audit Committee charter is annually reviewed and ratified by the Audit Committee and Board of Directors.

        The current members of the Audit Committee are Messrs. Alessi, Bruckmann and Olson. Mr. Olson is the chairman of the Audit Committee. The Board of Directors has determined in its business judgment that each of the current members of the Audit Committee is financially literate and

"independent" as defined in the applicable NASDAQ listing standards and the applicable rules under the Securities and Exchange Act of 1934 (the "Exchange Act") as in effect on the date this proxy statement is first being made available to stockholders. In addition, the Board of Directors has determined that Mr. Alessi and Mr. Olson each qualify as an audit committee "financial expert" as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held five meetings during fiscal year 2009.

        Compensation Committee—The Compensation Committee was established under a written charter adopted in June 2005 and effective as of the time the Company's common stock was first listed on NASDAQ, to discharge the Board of Directors' responsibilities relating to the compensation of the Company's Chief Executive Officer, the Company's other executive officers and its directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans, policies and programs of the Company, as well as all equity-based compensation plans and policies, including the 2002 Stock Option Plan, the 2005 Stock-Based Incentive Compensation Plan and the 2008 Employee Stock Purchase Plan. The Compensation Committee charter is annually reviewed and ratified by the Compensation Committee and Board of Directors.

        The current members of the Compensation Committee are Messrs. Alessi, McNamara and Robison. Mr. McNamara is the chairman of the Compensation Committee. The Compensation Committee consists entirely of directors who the Board of Directors has determined in its business judgment are "independent" as defined in the applicable NASDAQ listing standards. The Compensation Committee held five meetings during fiscal year 2009.

        Corporate Governance and Nominating Committee—The primary function of the Corporate Governance and Nominating Committee, established under a written charter adopted in June 2005 and effective as of the time the Company's common stock was first listed on NASDAQ, is (i) to assist the Board of Directors by identifying individuals qualified to become members of the Board of Directors and members of the committees of the Board of Directors, to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors nominees for each committee of the Board of Directors; (ii) to lead the Board of Directors in its annual review of the Board of Directors' and management's performance; (iii) to monitor the Company's corporate governance structure; and (iv) to periodically review and recommend to the Board of Directors any proposed changes to the Corporate Governance Guidelines applicable to the Company. The Corporate Governance and Nominating Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board of Directors membership. The Corporate Governance and Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Corporate Governance and Nominating Committee may in its discretion deem appropriate, all director candidates, at a minimum, (i) should possess the highest personal and professional ethics, integrity and values; (ii) should have substantial experience which is of particular relevance to the Company; and (iii) should have sufficient time available to devote to the affairs of the Company. In identifying candidates, the Corporate Governance and Nominating Committee will also take into account other factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or other appropriate governing body and that the Board of Directors as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors' deliberations and decisions. The Corporate Governance and Nominating Committee charter is annually reviewed and ratified by the Corporate Governance and Nominating Committee and Board of Directors.

        The Corporate Governance and Nominating Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Company's Senior Vice President of Finance and Administration, Chief Financial Officer no later than the date by which stockholder proposals for action must be submitted and should include the following information: (a) the recommending stockholder's name, address, telephone number and the number of shares of the Company's stock held by such individual or entity and (b) the recommended candidate's biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

        The current members of the Corporate Governance and Nominating Committee are Messrs. Alessi, McNamara and Robison. Mr. McNamara is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of three directors who the Board of Directors has determined in its business judgment are independent as defined in the applicable NASDAQ listing standards. The Corporate Governance and Nominating Committee held one meeting during fiscal year 2009.

        Finance Committee—The primary functions of the Finance Committee, established under a written charter adopted in November 2006, are (i) to oversee and review the financial affairs of the Company; (ii) oversee the implementation of any plans relating to such financial affairs; and (iii) to oversee all material potential business and financial transactions. The current members of the Finance Committee are Messrs. Bruckmann, Cleary, Olson and Rebholtz. Mr. Bruckmann is the chairman of the Finance Committee. The Finance Committee held one meeting during fiscal year 2009. The Finance Committee charter is annually reviewed and ratified by the Finance Committee and Board of Directors.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board of Directors is composed entirely of independent directors, and currently consists of Chairman John F. McNamara, Keith E. Alessi and William J. Robison. The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect. The Compensation Committee administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our equity plans (including reviewing and approving equity grants to our officers and directors) and to review and approve annually all compensation decisions relating to directors and elected officers, including those for our Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the "named executive officers"). The Compensation Committee works with management to develop relationships between pay levels, financial performance and returns to stockholders in order to align our compensation structure with our organizational objectives.

        The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company's executive officers and directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans and policies. The specific responsibilities and functions of the Compensation Committee are delineated in the Charter of the Compensation Committee.

  Compensation Consultant

        The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In fiscal year 2009, the Compensation Committee did not, however, engage such experts.

  Role of Executive Officers

        The Company's Chief Executive Officer advises the Compensation Committee annually regarding the results of each other named executive officer's performance review and provides the Compensation Committee with written recommendations for target levels of compensation and benefits for each of the other named executive officers. In addition, the Company's Chief Executive Officer may periodically make recommendations to the Compensation Committee regarding hiring Company executives. The Compensation Committee meets in executive session, however, to discuss the Chief Executive Officer's compensation levels and independently conducts a review of the Chief Executive Officer's performance for purposes of determining suitable increases in levels of compensation. This review is led by the Chairman of the Compensation Committee.

  Compensation Committee Interlocks and Insider Participation

        During fiscal year 2009, none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company. None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company in which the amount involved exceeds $120,000. None of our executive officers served on the Compensation Committee (or another board committee with similar functions or, if none, the board) of another entity where one of that entity's executive officers served on our Compensation Committee. None of our executive officers was a director of another entity where one of that entity's executive officers served on our Compensation Committee; and none of our executive officers served on the Compensation Committee or the entire Board of Directors of another entity where one of that entity's executive officers served as a director on our Board of Directors. Mr. Rebholtz, one of the Company's directors, is the President and Chief Executive Officer of Agri Beef. Mr. Rebholtz has never served on the Compensation Committee.

  Compensation Committee Statement

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of the Company's proxy statement with management, and based on the Compensation Committee's review and discussion with management, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis section be included in the Company's proxy statement for fiscal year 2009.

        Members of the Compensation Committee:

John F. McNamara, Chairman Keith E. Alessi William J. Robison

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of our Executive Compensation Policy

        The objectives of the Company's compensation policy are to provide a compensation package that will allow us to:

  •
  attract and retain exceptional individuals as executive officers; and

  •
  provide key executives with motivation to perform to the full extent of their abilities to maximize the performance of the Company and deliver enhanced value to the Company's stockholders.

        The Compensation Committee attempts to achieve these objectives by annually reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, Chief Financial Officer and other key executive officers of the Company (the Chief Executive Officer, Chief Financial Officer and key executive officers named in the Summary Compensation Table, below, for purposes of this Compensation Discussion and Analysis are generally referred to as the "named executive officers"). The Compensation Committee evaluates the performance of the Chief Executive Officer and other key executive officers in light of those goals and objectives and determines and approves the compensation for named executive officers based on its evaluation.

        The Compensation Committee from time to time considers the competitiveness of our overall compensation arrangements in relation to comparable companies based on information that is publicly available. For fiscal year 2009, however, the Compensation Committee did not engage in any formal benchmarking or peer group compensation review process.

        The Compensation Committee considers recommendations from the Chief Executive Officer regarding total compensation for the other named executive officers. The Chief Executive Officer annually presents his recommendations to the Compensation Committee in light of each named executive officer's performance and contribution toward the achievement of corporate performance objectives. The Compensation Committee reviews the Chief Executive Officer's assessment of each other named executive officer's performance and recommendations for compensation carefully in light of the Chief Executive Officer's proximity to the other executives and knowledge of their contributions to and goals for continuing achievement with the Company. The Compensation Committee independently evaluates the performance of the Chief Executive Officer and sets compensation for the Chief Executive Officer based on its own assessment of his prior year performance and goals for the following fiscal year. The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it determines appropriate levels of compensation and, instead, focuses on its subjective evaluation of such items as its assessment of the named executive officer's performance during the prior year and increases in the cost of living in the Company's geographic locale.

Components of Executive Compensation

        Executive compensation consists primarily of an annual salary, an annual incentive bonus conditioned upon the attainment of specified Company financial performance goals and equity compensation designed to align each named executive officer's interests with the long term goals of the Company's stockholders. The Compensation Committee believes that it is important to place a significant portion of an executive officer's annual total compensation at risk by tying such officer's compensation directly to the performance of the Company, and accordingly, maintains an annual performance-based incentive bonus plan, described below.

  Annual Salary.

        An executive officer's annual salary is established initially on the basis of subjective factors, including experience, individual achievements, the level of responsibility assumed at the Company and market compensation practices in the Company's geographic locale. Each executive officer's salary is reviewed annually based on factors such as the executive officer's past performance, expected future contributions, the scope and nature of the responsibilities of the executive officer, including any changes in such responsibilities, and compensation practices among competitive peers. As described above, for 2009 base salary increases, the Compensation Committee did not engage in any formal peer compensation or benchmarking review.

        For fiscal year 2009, based on the recommendation of the Chief Executive Officer, the Company's overall financial performance and the increased cost of living, the Compensation Committee approved increases in annual base salary for each of the named executive officers. In determining appropriate increases, the Compensation Committee reviewed the subjective performance assessment of each named executive officer, prepared by the Company's Chief Executive Officer, and independently assessed the subjective performance of the Chief Executive Officer. The Compensation Committee determined that Mr. Cleary had a strong year as Chief Executive Officer in fiscal year 2008 based on his leadership of the Company to achieve positive financial results in a challenging economy. The Compensation Committee also considered the level of compensation that the Company would need to pay to replace Mr. Cleary and the appropriate discrepancy in the level of compensation between Mr. Cleary and the other members of the executive leadership team. Accordingly, the Compensation Committee determined that Mr. Cleary's base salary needed to be increased to ensure that his compensation was competitive for his position based on the Compensation Committee's knowledge of market compensation for executives with Mr. Cleary's level of responsibility and experience. The Compensation Committee determined that an 8.3% increase in base salary from $300,000 to $325,000 was appropriate for fiscal year 2009 for Mr. Cleary. The Compensation Committee determined that Ms. Thompson had a strong year in fiscal year 2008 based on her assisting the Chief Executive Officer in achieving positive Company financial results. As with Mr. Cleary, the Compensation Committee concluded that Ms. Thompson's base salary needed to be increased to ensure that it was competitive for her position based on the Compensation Committee's knowledge of market compensation for executives with Ms. Thompson's level of responsibility and experience. Accordingly, the Compensation Committee increased Ms. Thompson's base salary by 12.5%, from $160,000 to $180,000 for fiscal year 2009. For Messrs. Danielson, Francis and Hay, the Compensation Committee approved 3% increases in base salary based on the Company's strong financial performance and increased cost of living. Accordingly, for fiscal year 2009, Mr. Danielson's base salary was increased from $147,300 to $151,720, Mr. Francis's base salary was increased from $144,000 to $148,320 and Mr. Hay's base salary was increased from $131,076 to $135,010.

        The actual base salaries paid to each named executive officer for fiscal year 2009 are reported below in the Summary Compensation Table.

  Annual Incentive Bonus.

        The Compensation Committee believes that a portion of an executive officer's compensation should be tied to the achievement of the Company's performance goals in the form of an annual incentive bonus, in order to reward individual performance and Company success. In fiscal year 2007, the Compensation Committee shifted the performance measures to diluted earnings per share because it felt that this was a more appropriate metric to judge the Company's overall performance rather than the Company's EBITDA, particularly because securities analysts that follow the Company tend to consider the Company's earnings per share against projected levels when analyzing performance. The Compensation Committee also had historically viewed a bonus opportunity of 50% of base salary as sufficient to properly incentivize each of the named executive officers to execute their duties to the best of their abilities.

        In fiscal year 2008, the Compensation Committee made a change to the annual incentive bonus program. The Compensation Committee adjusted the target bonuses for certain members of the Company's senior management team from the historical 50% of their respective base salaries, and added increased potential bonus payments in excess of established targets in order to further align each member of senior management's bonus opportunity more closely to his or her potential contribution to the Company's stock value. The Compensation Committee also considered adding individual performance goals to be factored into the overall weighting towards achievement of the annual incentive bonus. However, for fiscal year 2009, only the overall Company performance, measured by diluted earnings per share, was used for purposes of determining achievement of the annual incentive bonus.

        The Compensation Committee believed that each named executive officer's target and maximum bonus opportunity, as in effect for fiscal year 2008, provided an adequate incentive to contribute to the Company's financial performance and, accordingly, did not modify those bonus opportunities for fiscal year 2009. The following table details the target and maximum bonus for each named officer for fiscal year 2009:

Fiscal Year 2009 Annual Incentive Bonus

Name and Principal Position	Fiscal Year	Target Bonus as a % of Salary	Maximum Bonus as a % of Salary
James F. Cleary, Jr. President and Chief Executive Officer	2009	70%	100%
Mary Patricia B. Thompson Senior Vice President of Finance and Administration, Chief Financial Officer	2009	60%	70%
Jeffrey J. Danielson Vice President of Sales	2009	50%	60%
John J. Francis Vice President and General Manager of Specialty Resources Group	2009	50%	60%
James S. Hay Vice President and Chief Information Officer	2009	50%	—

        For fiscal year 2009, each named executive officer was only entitled to receive the full amount of his or her target or maximum annual incentive bonus if specified financial performance goals related to the Company's diluted earnings per share were achieved. The Company's diluted earnings per share are described in Note 2 to the Company's financial statements and reported in the Company's financial statements filed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009. To the extent these goals were not achieved in fiscal year 2009, the Compensation Committee would have had the discretion to award bonuses to the named executive officers in an amount lower than the stated bonus opportunity outside of the annual incentive bonus plan. For fiscal year 2009, the Board of Directors approved the following target and maximum financial performance goals, which, if met, would entitle each named executive officer to receive the target or maximum bonus weighted to overall Company performance:

Target Diluted Earnings Per Share	$1.75
Maximum Diluted Earnings Per Share	$1.85

        For fiscal year 2009, the Compensation Committee felt that the Company's achievement of these financial performance goals would clearly distinguish the Company from its competitors and should support a stable valuation of the Company, thereby ensuring a meaningful return to its stockholders. Therefore, the Committee determined that the annual incentive bonus would be contingent upon the achievement of these performance goals.

        For fiscal year 2009, the Company's diluted earnings per share exceeded the maximum level, as shown below.

Attained Diluted Earnings Per Share	$2.02

        Accordingly, with the exception of Messrs. Cleary and Hay, each named executive officer received a bonus based on his or her respective maximum percentage of base salary upon completion of the audit of the Company's fiscal year 2009 financial statements in early fiscal year 2010. However, upon Mr. Cleary's recommendation, the Compensation Committee approved a bonus to Mr. Cleary at 80% of his base salary, instead of at his maximum bonus opportunity of 100% of base salary. In addition, because the Compensation Committee had only set a target bonus percentage and not a maximum bonus percentage for Mr. Hay, the Compensation Committee determined to pay Mr. Hay an additional bonus equal to 3% of his base salary (the same bonus percentage paid to other vice president level employees who had a target bonus percentage but not a maximum bonus percentage), in recognition of the Company's strong financial performance in fiscal year 2009. The potential target and maximum bonus each named executive officer could earn for fiscal year 2009 are reported in the Grants of Plan-Based Awards table and the bonus actually paid to each named executive officer for fiscal year 2009 is reported in the Summary Compensation Table (under the heading "Non-Equity Incentive Plan Compensation") below.

  Equity Based Compensation.

        In addition to annual salaries and incentive bonuses, the Compensation Committee may in its discretion grant stock options, restricted stock or deferred stock to executive officers and other employees of the Company in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value. The Company believes that such equity-based compensation is important to align each named executive officer's interests with those of the Company's other stockholders. In connection with the leveraged buyout of the Company in 2002, the Company granted fair market value stock options to named executive officers, except Mr. Francis.

        Outstanding stock options are reported in the Outstanding Equity Awards at Fiscal Year End table, below. On June 18, 2002, pursuant to executive stock agreements, each of our named executive officers other than Mr. Francis purchased shares of our common stock at a price of $0.18 per share. The purchased common stock vested at a rate of 20% per year on each of the first five anniversaries of June 18, 2002, provided the executive was still employed on that date. All the purchased common stock fully vested upon consummation of the Company's initial public offering in August 2005.

        The executive stock agreements dated June 18, 2002 also include four separate nonqualified stock option grants to purchase 12,088 shares and one separate nonqualified stock option grant to purchase 12,087 shares of our common stock to each of our named executive officers, other than Mr. Francis. These options had varying vesting schedules and achievement targets that have all been reached. As of September 30, 2009, all options were fully vested.

        The Compensation Committee determined in fiscal year 2007 that, from the perspective of the Company's stockholders, restricted stock grants were preferable to options because the Company could deliver equivalent value and provide an equivalent incentive to contribute to the Company's success with less dilution to other stockholders. Accordingly, the Compensation Committee determined that, unless the Board directs otherwise, the Company will grant restricted stock in lieu of future option grants.

        Mr. Francis was granted 5,000 shares of restricted stock upon his commencement of employment with the Company on October 2, 2006 to provide him a similar incentive to that provided to other named executive officers through the nonqualified stock option grants. In addition, and in order to provide Mr. Francis with additional incentive to contribute to the success of the Company (which incentives already existed for other members of management due to the vesting of outstanding nonqualified stock options), the Compensation Committee granted Mr. Francis an additional 1,000 shares of restricted stock on both October 1, 2007 and September 29, 2009. Each restricted stock grant requires that Mr. Francis remain employed for a period of five years in order for all of the common stock subject thereto to be delivered, with 20% to be delivered upon each anniversary of the date of grant.

        The Company granted shares of restricted stock to all of the named executive officers on September 26, 2008 in order to ensure that the named executive officers other than Mr. Francis continue, following the final vesting of the nonqualified stock option grants, described above, in 2009, to have adequate incentive to contribute to the value of the Company's stock, and to treat Mr. Francis equitably vis-à-vis the other named executive officers. Each restricted stock grant requires that the executive remain employed for a period of five years in order for all of the common stock subject thereto to be delivered, with 20% to be delivered upon each anniversary of the date of grant. The Company believes that such a vesting schedule was appropriate for the 2008 grants because it ensures that named executive officer is entitled to share in the increased value of the Company if he or she remains dedicated to the affairs of the Company. Mr. Cleary received 5,000 shares, Ms. Thompson received 3,000 shares and Mr. Danielson, Mr. Francis and Mr. Hay each received 1,000 shares. The number of shares granted was based upon the level of responsibility at the Company of each of the named executive officers.

        The grant of restricted stock to Mr. Francis in fiscal year 2009 is reported in the applicable columns of the Grants of Plan-Based Awards table, below, and all outstanding equity awards (including stock options and restricted stock grants) are reported in the Outstanding Equity Awards at Fiscal Year-End table, below, with the vesting schedule of each such award, if applicable, reported in the footnotes thereto. The Company's recognized expense, calculated in accordance with accounting rules applicable to share-based compensation found in Accounting Standards Codification Section 718 ("ASC 718"), with respect to outstanding restricted stock awards granted to named executive officers is reported in the Summary Compensation Table under the heading "Stock Awards".

  Severance/Termination Benefits.

        The Company has entered into agreements with each of the named executive officers providing for severance for one year following each such executive's termination of employment under certain circumstances. While the Company views this as a valuable retention mechanism for a relatively inexpensive compensatory benefit, the Company has specifically tied such severance to each named executive officer's noncompetition covenant and, in circumstances in which the cost of severance may exceed the value of the executive's noncompetition covenant, the Company reserves the right to waive the noncompetition covenant and deny severance benefits. In this way, the Company strives to ensure that the severance payments bear an appropriate relationship to the Company's future needs.

        In connection with the leveraged buyout of the Company in 2002, the Company entered into executive stock agreements with Mr. Cleary, Ms. Thompson, Mr. Danielson and Mr. Hay in order to provide additional equity incentives and to provide protection from the potential termination of employment of the named executive officers. Accordingly, each named executive officer other than Mr. Francis is a party to an agreement that provides that if the executive's employment is terminated by the Company for any reason other than for cause or if the executive voluntarily terminates his or her employment within 90 days of a good reason event (defined to include relocation of our executive offices by more than 75 miles or a material reduction in the executive's responsibilities or compensation), the Company will continue to pay the executive's base salary for a period of twelve months after termination. The executive stock agreement also provides that the executive will not compete against us during the term of the executive's employment and for one year thereafter (two years in the case of Mr. Cleary). However, the Company is not required to make any severance payment if we provide the executive with written notice within 15 days of the executive's termination that we have elected to waive the covenant not to compete against us.

        In connection with his commencement of employment with the Company, the Company's subsidiary MWI Veterinary Supply Co. entered into a non-disclosure and non-competition agreement with Mr. Francis. That agreement provides that if Mr. Francis' employment is terminated by the Company for any reason other than for cause or if Mr. Francis voluntarily terminates his employment within 90 days of a good reason event (defined to include relocation out of the State of Idaho or a material reduction in Mr. Francis' responsibilities or compensation), the Company will continue to pay Mr. Francis his base salary for a period of twelve months after termination. The agreement also provides that Mr. Francis will not compete with us during the term of his employment and for one year thereafter. However, the Company is not required to make any severance payment if we provide Mr. Francis with written notice within 15 days of his termination that we have elected to waive the covenant not to compete against us.

  Other Compensation.

        In addition to base salary, annual incentive bonuses and potential equity compensation awards, named executive officers are eligible to participate in the Company's broad-based health and welfare plans and 401(k) and profit sharing plan. The Company believes it is essential to provide these benefits to named executive officers, as well as the Company's other employees, in order to defray the rising costs of health care and assist in retirement planning for employees. In fiscal year 2009, the Company made contributions on behalf of each named executive officer to the trust for the 401(k) and profit sharing plan. Mr. Francis became eligible under the profit sharing plan for fiscal year 2009. The amount of the Company's contributions are reported in the Summary Compensation Table under the heading "All Other Compensation."

        The Company provides Mr. Danielson with a $6,500 car allowance in addition to the items above. Mr. Danielson was given this car allowance in the past due to his need to travel in connection with the Company's business. His travel has decreased significantly over the past few years but the Company continued to grant this car allowance as part of his total compensation package and views this incentive, together with Mr. Danielson's base salary, when determining the appropriate base compensation for Mr. Danielson. The Company also provides each of its employees, including all of the named executive officers, with group and business travel life insurance and reimbursement for health club membership in instances where they are a member of a health club.

Fiscal Year 2010 Compensation

        On September 29, 2009, the Compensation Committee approved the annual base salary and maximum bonus opportunity (as a percentage of base salary) for each of the named executive officers for fiscal year 2010. Due to uncertain economic factors as well as changes occurring in the animal health industry, the Compensation Committee believed that it was in the Company's best interest to not increase salaries or bonus opportunities for fiscal year 2010 at this time. As such, the annual base salary and maximum bonus opportunity for each named executive officer remained as follows:

Name	Base Salary	Maximum Bonus Opportunity
James F. Cleary Jr.	$325,000	100%
Mary Patricia B. Thompson	$180,000	70%
Jeffrey J. Danielson	$151,720	60%
John J. Francis	$148,320	60%
James S. Hay	$135,010	50%

        Pursuant to the Company's annual incentive bonus plan, no executive officer will be entitled to receive any portion of the annual bonus unless the financial performance goals based on the Company's budget and/or his or her individual performance goals are achieved.

        All MWI employees, including each of the named executive officers are eligible to participate in the 2008 Employee Stock Purchase Plan.

Tax Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to any named executive officer in the course of a taxable year. To date, we have not exceeded the $1,000,000 limit for any executive, and the Compensation Committee believes that it is generally in the Company's best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and other performance-based awards. However, notwithstanding this general policy, the Compensation Committee also believes that there may be circumstances in which the Company's best interests are best served in maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	All other Compensation(3)	Total
James F. Cleary, Jr.	2009	$325,000	$39,270	—	$260,000	$15,648	$639,918
President and Chief Executive Officer	2008	$300,000	—		$210,000	$15,404	$525,404
	2007	$220,000	—		$110,000	$13,788	$343,788
Mary Patricia B. Thompson	2009	$180,000	$23,562	—	$126,000	$14,819	$344,381
Senior Vice President of Finance and	2008	$160,000	—		$96,000	$13,764	$269,764
Administration, Chief Financial Officer	2007	$150,000	—		$75,000	$13,257	$238,257
Jeffrey J. Danielson	2009	$151,720	$7,854	—	$91,032	$20,538	$271,144
Vice President of Sales	2008	$147,300	—		$73,650	$19,489	$240,439
	2007	$119,692	—		$83,594	$18,592	$221,878
John J. Francis	2009	$148,320	$49,674	—	$88,992	$13,724	$300,710
Vice President and General Manager	2008	$144,000	$41,168		$72,000	$3,489	$260,657
of Specialty Resources Group	2007	$135,000	$34,000		$67,500	—	$236,500
James S. Hay	2009	$135,010	$7,854	—	$71,555	$12,209	$226,628
Vice President and	2008	$131,076	—		$65,538	$11,734	$208,348
Chief Information Officer	2007	$127,258	—		$63,629	$11,394	$202,281

(1)
The amount in this column represents the compensation cost recognized for financial reporting purposes by the Company in accordance with the valuation guidelines of ASC 718 with respect to the restricted stock granted, as described in the Compensation Discussion and Analysis section above. Accordingly, under ASC 718 the Company is required to recognize the fair market value of restricted stock awards on the grant date, calculated at the closing market price of an equivalent number of shares of the Company's common stock, over the vesting period of the restricted stock awards.

(2)
As described in the Compensation Discussion and Analysis section above, the Company maintains an annual incentive bonus plan for certain employees, including the named executive officers. Pursuant to the incentive bonus plan for fiscal years 2007, 2008 and 2009, each named executive officer was entitled to a bonus in the event the designated target diluted earnings per share goal was attained. For fiscal year 2009, the maximum performance goal was attained and each named officer received their bonus based on their respective maximum bonus calculation or other measurement as determined by the Compensation Committee as described in the Compensation Discussion and Analysis section above. For fiscal year 2008, the target performance goal was attained (but the maximum diluted earnings per share goal was not attained) and each named executive officer received their bonus based on their respective target bonus calculation. For fiscal year 2007, the target performance goal was attained (no maximum performance goal was in place) and each named executive officer received their bonus based on their respective target bonus calculation.

(3)
As described in the Compensation Discussion and Analysis section above, the Company maintains a 401(k) and profit sharing plan and provides an annual car allowance to Mr. Danielson. The amounts of each of these benefits for fiscal year 2009 is reported in the supplemental table below.

Name	401(k) Matching Contribution	Profit Sharing Contribution	Auto Allowance	Total
James F. Cleary, Jr.	$8,298	$7,350	—	$15,648
Mary Patricia B. Thompson	$7,469	$7,350	—	$14,819
Jeffrey J. Danielson	$6,755	$7,283	$6,500	$20,538
John J. Francis	$6,605	$7,119	—	$13,724
James S. Hay	$6,012	$6,197	—	$12,209

 Grants of Plan-Based Awards

					All other Stock Awards: Number of Shares of Stock or Units
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
						Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Threshold	Target	Maximum
James F. Cleary, Jr.	—	—	$227,500	$325,000	—	—
Mary Patricia B. Thompson	—	—	$108,000	$126,000	—	—
Jeffrey J. Danielson	—	—	$75,860	$91,032	—	—
John J. Francis	—	—	$74,160	$88,992	—	—
	9/29/2009				1,000	$40,170
James S. Hay	—	—	$67,505	—	—	—

(1)
For fiscal year 2009, each named executive officer was eligible to earn a bonus if designated financial performance goals were met, pursuant to the Company's annual incentive bonus plan, described in the Compensation Discussion and Analysis section above. Because these performance goals were met, each named executive officer's actual bonus is also reported under the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

(2)
The amount in this column represents the grant date fair value or aggregate compensation cost that will be recognized for financial reporting purposes by the Company in accordance with the valuation guidelines of ASC 718 with respect to the restricted stock granted, as described in the Compensation Discussion and Analysis section above. Accordingly, under ASC 718 the Company is required to recognize the fair market value of restricted stock awards on the grant date, calculated at the closing market price of an equivalent number of shares of the Company's common stock, over the vesting period of the restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James F. Cleary, Jr.	6/18/2002	12,088	—	—	$0.18	6/18/2012			—	—
	6/18/2002	12,088	—	—	$0.18	6/18/2012
	6/18/2002	12,088	—	—	$0.18	6/18/2012
	6/18/2002	12,088	—	—	$0.18	6/18/2012
	6/18/2002	12,087	—	—	$0.18	6/18/2012
	9/26/2008						4,000	$159,800
Mary Patricia B. Thompson	6/18/2002	9,176	—	—	$0.18	6/18/2012			—	—
	6/18/2002	12,088	—	—	$0.18	6/18/2012
	6/18/2002	12,088	—	—	$0.18	6/18/2012
	6/18/2002	12,087	—	—	$0.18	6/18/2012
	9/26/2008						2,400	$95,880
Jeffrey J. Danielson	6/18/2002	6,176	—	—	$0.18	6/18/2012			—	—
	6/18/2002	12,088	—	—	$0.18	6/18/2012
	6/18/2002	12,088	—	—	$0.18	6/18/2012
	6/18/2002	12,087	—	—	$0.18	6/18/2012
	9/26/2008						800	$31,960
John J. Francis	10/2/2006	—	—	—	—	—	3,000	$119,850	—	—
	10/1/2007						800	$31,960
	9/26/2008						800	$31,960
	9/29/2009						1,000	$39,950
James S. Hay	6/18/2002	9,066	—	—	$0.18	6/18/2012			—	—
	6/18/2002	12,087	—	—	$0.18	6/18/2012
	9/26/2008						800	$31,960

(1)
The restricted stock awards vest equally over five years of service with the Company on the anniversary of the grant date. Accordingly, the vesting dates of each of the outstanding restricted stock grants are as follows:

Name	Grant Date	Vesting
Cleary	9/26/2008	1,000 shares on each of 9/26/2010, 9/26/2011, 9/26/2012 and 9/26/2013
Thompson	9/26/2008	600 shares on each of 9/26/2010, 9/26/2011, 9/26/2012 and 9/26/2013
Danielson	9/26/2008	200 shares on each of 9/26/2010, 9/26/2011, 9/26/2012 and 9/26/2013
Francis	10/2/2006	1,000 shares on each of 10/2/2009, 10/2/2010 and 10/2/2011
	10/1/2007	200 shares on each of 10/1/2009, 10/1/2010, 10/1/2011 and 10/1/2012
	9/26/2008	200 shares on each of 9/26/2010, 9/26/2011, 9/26/2012 and 9/26/2013
	9/29/2009	200 shares on each of 9/29/2010, 9/29/2011, 9/29/2012, 9/29/2013 and 9/29/2014
Hay	9/26/2008	200 shares on each of 9/26/2010, 9/26/2011, 9/26/2012 and 9/26/2013

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number Of Shares Acquired on Vesting	Value Realized on Vesting
James F. Cleary, Jr.	—	—	1,000	$39,300
Mary Patricia B. Thompson	15,000	$597,801	600	$23,580
Jeffrey J. Danielson	18,000	$717,125	200	$7,860
John J. Francis	—	—	1,400	$57,474
James S. Hay	—	—	200	$7,860

Potential Payments on Termination or Change in Control

        As described in the Compensation Discussion and Analysis section above, each of our named executive officers other than Mr. Francis is party to an executive stock agreement, and Mr. Francis is a party to a non-disclosure and non-competition agreement. These agreements provide that, unless the Company desires to waive the covenant not to compete that is otherwise enforceable for one year (two years in the case of Mr. Cleary) following termination, each named executive officer is entitled to continued payment of base salary, at the rate in effect on the date of termination, for a period of twelve months following termination. Accordingly, if the Company terminated the employment of Mr. Cleary, Ms. Thompson, Mr. Danielson, Mr. Francis and Mr. Hay on September 30, 2009 without cause or by the executive with good reason (defined to include relocation of our executive offices by more than 75 miles (or outside of the State of Idaho in the case of Mr. Francis) or a material reduction in the executive's responsibilities or compensation), each executive would have been entitled to the following amounts, paid out in installments for a 12-month period:

James F. Cleary, Jr.	$325,000
Mary Patricia B. Thompson	$180,000
Jeffrey J. Danielson	$151,720
John J. Francis	$148,320
James S. Hay	$135,010

        In the event that a named executive officer breaches his or her noncompete obligations during the twelve-month severance period, the Company is entitled to seek injunctive relief or other relief in order to enforce the covenant, and the Company would be entitled to terminate the severance payments.

        Each named executive office has been granted shares of restricted stock pursuant to the Company's Amended and Restated 2005 Stock-Based Incentive Compensation Plan (the "2005 Plan"), as detailed in the schedule Outstanding Equity Awards at Fiscal Year-End. The 2005 Plan provides that in the event of a change in control of the Company, the Compensation Committee may fully vest all awards made under the 2005 Plan, in its discretion. Each named executive officer is not entitled, however, to any accelerated vesting of awards in the event of a change in control.

Director Compensation

        All non-employee directors received an annual retainer of $20,000 paid in quarterly installments. In addition, non-employee directors received $2,000 per board meeting attended and $1,000 per board conference call attended. Each non-employee director who serves on a committee received $1,000 per committee meeting attended and $500 per committee conference call attended if the meeting is not held simultaneously with a board meeting. The Board of Directors approved an annual fee payable to the Chairman of the Board of Directors and Chairman of the Audit Committee of $5,000, payable in quarterly installments. The Chairman of the Compensation Committee also receives an annual fee of

$2,000, payable in quarterly installments. During fiscal year 2009, non-employee directors also received a stock grant of 1,000 shares of common stock. The Compensation Committee intends to repeat this grant to the non-employee directors on an annual basis but is not required to do so.

Name	Fiscal Year	Fees Earned or Paid in Cash	Stock Awards(1)		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Keith Alessi	2009	$34,000	$38,930	(2)	—	—	—	—	$72,930
Bruce Bruckmann	2009	$34,000	$38,930	(2)	—	—	—	—	$72,930
John McNamara	2009	$43,000	$38,930	(2)	—	—	—	—	$81,930
Craig Olson	2009	$40,000	$44,630	(3)	—	—	—	—	$84,630
Robert Rebholtz	2009	$34,000	$38,930	(2)	—	—	—	—	$72,930
William Robison	2009	$36,000	$47,480	(4)	—	—	—	—	$83,480

(1)
The amount in this column represents the compensation cost recognized for financial reporting purposes by the Company in accordance with the valuation guidelines of ASC 718 with respect to outstanding stock granted to each non-employee director, as described in the Compensation Discussion and Analysis section above. Except as otherwise disclosed in the footnotes that follow, the Company's stock grants to directors are unrestricted and, accordingly, the full grant date fair value of the 1,000 shares granted is incurred as an expense by the Company on such grant date pursuant to ASC 718.

(2)
During fiscal year ended September 30, 2009, each of these directors was granted 1,000 shares of common stock by the Company. Each of these stock grants had a grant date fair value of $38,930.

(3)
During the fiscal year ended September 30, 2009, Mr. Olson was granted 1,000 shares of common stock by the Company. In 2006, Mr. Olson was granted 1,000 shares of restricted stock that vested equally on an annual basis over three years and became fully vested on April 26, 2009. The grant date fair value for this restricted stock grant was $36,600.

(4)
During the fiscal year ended September 30, 2009, Mr. Robison was granted 1,000 shares of common stock by the Company. In 2006, Mr. Robison was granted 1,000 shares of restricted stock that vested equally on an annual basis over three years and became fully vested on July 24, 2009. The grant date fair value for this restricted stock grant was $33,200.

SUBMISSION OF STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS

        Under the rules of the SEC, stockholders wishing to have a proposal included in the Company's proxy statement for the 2011 annual meeting of stockholders must submit the proposal so that the Senior Vice President of Finance and Administration, Chief Financial Officer for the Company receives it no later than September 1, 2010. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company's Amended and Restated Bylaws, as amended, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Senior Vice President of Finance and Administration, Chief Financial Officer of the Company receives it at the Company's principal executive offices not less than 120 days prior to the date that the Company's proxy statement released to stockholders in connection with the preceding year's annual meeting, this year being September 1, 2010; provided, however, that in the event that the Company did not hold an annual meeting the preceding year or if the date of an annual meeting is changed by more than 30 days from the date of the preceding year's annual meeting, notice by the stockholder must be delivered within a reasonable time before the Company prints and mails its proxy materials or otherwise makes such materials available in connection with an annual meeting. The Company's Amended and Restated Bylaws set forth certain informational requirements for stockholders' nominations of directors and proposals.

ELECTION OF DIRECTORS
PROPOSAL #1

        The Company's Amended and Restated Bylaws, as amended, provide that the Company's business shall be managed by a seven member Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors. The Company's Board of Directors is currently comprised of seven members. Each director shall be elected annually and hold office until the Company's next annual meeting or until a successor is duly elected and qualified or until his or her death, resignation or removal.

        The Corporate Governance and Nominating Committee identifies and recommends director candidates to serve on the Board of Directors. Director candidates are then nominated for election by the Board of Directors. Stockholders are also entitled to nominate director candidates for election in accordance with the procedures set forth in the Company's Amended and Restated Bylaws, as amended.

        All of the director nominees are currently directors of the Company and have been recommended for election by the Corporate Governance and Nominating Committee. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board of Directors. In no event, however, will the shares represented by proxy be voted for more than seven nominees. Director elections are determined by a plurality of the votes cast.

        Set forth below is information regarding each nominee for director.

Nominees For Directors

        Keith E. Alessi has been a member of the Board of Directors since October 2002. Mr. Alessi has been President and CEO of Westmoreland Coal Company since May 2009. Prior to this he served as the Executive Chairman of Westmoreland Coal Company from May 2008 until May 2009. He was Interim President and CEO of Westmoreland Coal Company from May 2007 until April 2008. He was an Adjunct Professor of Law at The Washington and Lee University School of Law from 1999 until 2007 and has been an Adjunct Lecturer at The University of Michigan Graduate School of Business since 2001. Mr. Alessi was the Chairman and Chief Executive Officer of Lifestyle Improvement Centers, LLC, a franchiser and operator of behavioral modification centers in the United States and Canada, from February 2003 to March 2006. Mr. Alessi is also a director for Town Sports International, Inc., an operator of health clubs in New York, Philadelphia, Boston, Washington and Zurich and H&E Equipment Services L.L.C., a servicer and renter of equipment used in the construction trades. Mr. Alessi was previously Chief Executive Officer of Telespectrum Worldwide, Inc. from April 1998 to February 2000 and Jackson Hewitt, Inc. from May 1996 to April 1998. Mr. Alessi received his Bachelor of Science from Wayne State University and his Masters of Business Administration from the University of Michigan. Mr. Alessi is a Certified Public Accountant. Age 55.

        Bruce C. Bruckmann has been a member of the Board of Directors since June 2002. Mr. Bruckmann is a founder and has been a Managing Director of Bruckmann, Rosser, Sherrill & Co. L.L.C., a venture capital firm, since its formation in 1995. He served as an officer of Citicorp Venture Capital, Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital, Ltd., Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. He received his Bachelor of Arts from Harvard College and his Juris Doctor from Harvard Law School. Mr. Bruckmann is also currently a director of Heritage-Crystal Clean, Inc., Mohawk Industries, Inc., Town Sports International, Inc., and H&E Equipment Services L.L.C. Mr. Bruckmann is also a director of several private companies. Age 56.

        James F. Cleary, Jr. has served as President since March 2000 and Chief Executive Officer since June 2002. Mr. Cleary has also been a member of the Board of Directors since June 2002. He joined MWI in January 1998 as Director of National Accounts and was promoted to Vice President of Demand Generation in 1999. Mr. Cleary was Vice President of Agri Beef Co., MWI's former parent, from 1996 to 1998. From 1990 to 1996, Mr. Cleary was employed in management positions with Morrison Knudsen Corporation and its affiliate MK Rail Corporation. Mr. Cleary graduated from Dartmouth College in 1985 with a Bachelor of Arts in Economics and received his Masters of Business Administration from Harvard Business School in 1990. Mr. Cleary is also a member of the Board of Directors of Seroyal Holdings, L.P., and a manager of Feeders' Advantage, L.L.C. Mr. Cleary is the brother-in-law of Mr. Rebholtz, one of the Company's directors. Age 46.

        John F. McNamara has been a member of the Board of Directors since June 2002 and Chairman since December 16, 2005. Mr. McNamara is the Founder and retired Chairman and Chief Executive Officer of AmeriSource Corporation, now a part of AmerisourceBergen Corporation. Mr. McNamara retired in May 2000. Prior to his work with AmeriSource Corporation, Mr. McNamara worked for McKesson Corporation for 20 years. He has served on numerous boards in an advisory capacity for both private and public companies. Mr. McNamara has also served as a Chairman of the International Federation of Pharmaceutical Wholesalers and Chairman of the National Wholesale Drug Association. Age 74.

        A. Craig Olson has been a member of the Board of Directors since April 2006. Mr. Olson is the Managing Principal of The CAPROCK Group, Inc., an independent registered investment advisor. Prior to his work with The CAPROCK Group, Inc., Mr. Olson served as Executive Director and President and Member of the Board of the J.A. and Kathryn Albertson Foundation from 2002 to 2005. Mr. Olson also worked twenty-eight years from 1974 to 2001 with Albertson's, Inc., a retail grocer, where he served in various executive and management positions, including Executive Vice President and Chief Financial Officer from 1999 to 2001, Senior Vice President, Finance and Chief Financial Officer from 1991 to 1999, and Group Vice President, Finance from 1986 to 1991. Mr. Olson graduated from the University of Idaho in 1974 with a Bachelors of Science in Accounting and attended Stanford University, Graduate School of Business, Financial Management program in 1988. Mr. Olson is a Certified Public Accountant. Age 58.

        Robert N. Rebholtz, Jr. has been a member of the Board of Directors since June 2002. Mr. Rebholtz has been the President and Chief Executive Officer of Agri Beef Co. in Boise, Idaho since 1997. Mr. Rebholtz's current responsibilities include the overall management of four divisions: beef processing/fabrication, specialty meat products, cattle supply operations, and liquid nutrition supplements. Mr. Rebholtz graduated from the University of Santa Clara with a Bachelor of Arts in Finance in 1986 and received his Masters of Business Administration in 1992 from Harvard Business School. Mr. Rebholtz is the brother-in-law of Mr. Cleary, MWI's President and Chief Executive Officer. Age 45.

        William J. Robison has been a member of the Board of Directors since July 2006. Mr. Robison retired as Executive Vice President in charge of Human Resources for Pfizer, Inc. in 2001. Prior to that, Mr. Robison worked for Pfizer, Inc. from 1961, when he joined Pfizer, Inc. as a sales representative, until 2001, when he retired after serving as Executive Vice President for five years. Mr. Robison held various management positions, including General Manager of a pharmaceutical division, President of Pfizer Consumer Health Care Group, and later Executive Vice President. Mr. Robison serves on the Board of Directors for PeriCor Therapeutics, Inc. and NeoGenomics, Inc., the Board of Trustees for the University of Louisiana-Monroe, and is a Founding Member for the Marine Corps Museum. Mr. Robison graduated from the University of Louisiana-Monroe with a Bachelor of Science in Mathematics in 1958. Age 74.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
PROPOSAL #2

        The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ending September 30, 2010. Although action by the stockholders on this matter is not required, the Audit Committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company's consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its selection.

        One or more representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

        Aggregate fees billed to the Company for the fiscal years ended September 30, 2009 and 2008 by the Company's principal accounting firm, Deloitte & Touche LLP, were as follows:

	2009	2008
Audit Fees	$355,300	$432,848
Audit-Related Fees(1)	893	133,472
Tax Fees(2)	35,768	165,572

	$391,961	$731,892

(1)
The Audit-Related Fees included an audit of the Company's 401(k) and Health and Welfare Benefit plans for fiscal year 2008. The fiscal year 2008 fees also included consultation relating to due diligence for the AAHA MARKETLink acquisition as well as other potential acquisitions.

(2)
Fees were for tax compliance and consulting services rendered to the Company.

        The Audit Committee believes that Deloitte & Touche LLP's provision of non-audit services is compatible with maintaining such firm's independence.

Pre-approval of Services

        All audit and permissible non-audit services provided by the Company's independent registered public accounting firm, Deloitte & Touche LLP, require pre-approval by the Audit Committee in accordance with a pre-approval policy approved by the Audit Committee in October 2005. The policy (i) includes a list of the audit, audit-related, tax and other services that have been granted general pre-approval and may be provided without specific pre-approval from the Audit Committee; (ii) includes a list of non-audit services that may not be performed by Deloitte & Touche LLP; and (iii) sets forth the pre-approval requirements for all permitted services. The policy also requires the Company's independent registered public accountant to provide the Audit Committee with a summary of all audit fees invoiced year-to-date at every regularly scheduled meeting of the Audit Committee. The pre-approval policy is reviewed on an annual basis by the Audit Committee and is subject to amendment from time to time. The Audit Committee approved all of the services provided by Deloitte & Touche LLP in fiscal year 2009 in advance of the services being performed.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Company's Board of Directors. Management of the Company is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company therein. The Company's independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and for reviewing the Company's unaudited interim financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The Committee will, however, take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

        The Audit Committee will select the independent registered public accounting firm to be retained to audit the Company's financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is currently composed of three directors, all of whom the Board of Directors has determined to be independent as that term is defined by applicable NASDAQ listing standards and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors in June 2005. The Audit Committee charter is annually reviewed and ratified by the Audit Committee and Board of Directors.

        The Audit Committee will meet with management periodically to consider the adequacy of the Company's internal controls, and discuss these matters with the Company's independent registered public accounting firm. The Audit Committee will also discuss with senior management the Company's disclosure controls and procedures.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's earnings release and quarterly report on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009 and the fiscal year earnings release and audited financial statements in the 2009 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company's accounting principles, as well as an opinion on management's assessment of, and the effective operation of, the Company's internal control over financial reporting. The Audit Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, SEC Rule 2-07 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and the letter from the Company's independent registered public accounting firm required by applicable requirements of the

Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence, including the compatibility of non-audit services with the independent registered public accounting firm's independence.

        The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for its fiscal year 2009 audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the SEC.

        The Audit Committee has selected the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the Company's financial statements and internal controls over financial reporting for fiscal year 2010. In making this selection, the Audit Committee has considered whether Deloitte & Touche LLP's provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE
A. Craig Olson, Chairman Keith E. Alessi Bruce C. Bruckmann

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND OFFICERS

        The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of December 14, 2009 by (i) each person, or group of affiliated persons, who is known by the Company to own more than 5% of its common stock; (ii) each of the Company's directors and executive officers; and (iii) all directors and executive officers of the Company as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to the Company.

        Beneficial ownership is determined in accordance with the rules of the SEC. Shares of the Company's common stock subject to options currently exercisable or exercisable within 60 days of December 14, 2009, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 12,213,121 shares of common stock outstanding as of December 14, 2009. To the knowledge of the Company, except as set forth in the footnotes to this table and subject to applicable community property laws, each entity or person named in the table has sole voting and investment power with respect to the shares set forth opposite such entity's or person's name. Except as otherwise indicated, the address of each of the entities and persons in this table is as follows: c/o MWI Veterinary Supply, Inc., 651 S. Stratford Drive, Suite 100, Meridian, Idaho 83642.

5% Beneficial Owners, Directors, Executive Officers	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned, Including Options Exercisable Within 60 Days	Percent of Shares Outstanding
Neuberger Berman LLC(1)	—	1,470,731	12.0%
605 Third Avenue
New York, New York 10158
Massachusetts Financial Services Company(2)	—	937,977	7.7%
500 Boylston Street
Boston, MA 02116
Agri Beef Co.	—	716,546	5.9%
1555 Shoreline Drive, Third Floor
Boise, Idaho 83702
Prudential Financial, Inc.(3)	—	660,937	5.4%
751 Broad Street
Newark, New Jersey 07102-3777
Robert N. Rebholtz, Jr.(4)	—	721,546	5.9%
James F. Cleary, Jr.	60,439	226,306	1.8%
John F. McNamara	—	53,222	*
Bruce C. Bruckmann	—	9,796	*
Keith E. Alessi	—	25,328	*
A. Craig Olson	—	5,000	*
William J. Robison	—	9,000	*
Mary Patricia B. Thompson(5)	43,939	79,373	*
James W. Culpepper	42,439	54,641	*
John R. Ryan	45,439	53,494	*
Jeffrey J. Danielson	38,439	43,978	*
Bryan P. Mooney	12,000	21,560	*
James S. Hay	21,153	22,073	*
John J. Francis	—	5,663	*
All directors and executive officers as a group (14 persons)	263,848	1,330,980	10.7%

*
Represents beneficial ownership of less than one percent.

(1)
Based solely on Schedule 13G filed on June 11, 2009.

(2)
Based solely on Schedule 13G/A filed on February 2, 2009.

(3)
Based solely on Schedule 13G/A filed on February 6, 2009.

(4)
Includes 716,546 shares of common stock owned by Agri Beef Co., of which Mr. Rebholtz is a principal stockholder, director, President and Chief Executive Officer. Mr. Rebholtz expressly disclaims beneficial ownership of any shares held by Agri Beef Co. that exceed his pecuniary interest therein.

(5)
Includes 666 shares of common stock owned on behalf of Ms. Thompson's children and 2,300 shares of common stock owned on behalf of Ms. Thompson's spouse.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

        MWI Veterinary Supply Co., a subsidiary of the Company, and Agri Beef, hold 50.0% and 4.2%, respectively, of the membership interests in Feeders' Advantage, L.L.C. ("Feeders' Advantage"). The Company charged Feeders' Advantage for certain operating and administrative services of $771,000 for the fiscal year ended September 30, 2009. Sales of products to Feeders' Advantage were $46.4 million for the fiscal year ended September 30, 2009. Mr. Cleary, the Company's President and Chief Executive Officer, and Mr. Rebholtz, one of the Company's directors, are each members of the board of managers of Feeders' Advantage.

        The Company also provides Feeders' Advantage with a line-of-credit to finance its day-to-day operations. This line-of-credit bears interest at the prime rate. The interest due on the line-of-credit is calculated and charged to Feeders' Advantage on the last day of each month. Conversely, to the extent the Company has a payable balance due to Feeders' Advantage, the payable balance accrues interest in favor of Feeders' Advantage at the average federal funds rate in effect for that month.

        During the fiscal year ended September 30, 2009, the balance on the Feeders' Advantage line-of-credit ranged from a receivable balance of approximately $1,300,000 to a payable balance of approximately $1,920,000. As of November 30, 2009, there was a payable balance of approximately $1,135,000 on the line-of-credit. During the fiscal year ended September 30, 2009, the net principal payment from Feeders' Advantage under this line-of-credit was approximately $220,000 and the net interest payment from Feeders' Advantage under this facility was approximately $2,000.

        We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, our practice is that any such transaction must receive the prior approval of a majority of the non-interested members of the Board of Directors.

Director Independence

        Director independence is discussed under the heading "Corporate Governance" on page 3 of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company's common stock. Based solely on a review of reports filed by these persons or entities, all Section 16(a) filing requirements have been met with respect to fiscal year 2009.

HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, MWI Veterinary Supply, Inc., 651 S. Stratford Drive, Meridian, ID 83642; Telephone: 208-955-8930; E-mail: investorrelations@mwivet.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

 OTHER BUSINESS

        The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares he or she represents as recommended by the Board of Directors.

By Order of the Board of Directors

Mary Patricia B. Thompson Senior Vice President of Finance and Administration, Chief Financial Officer
December 30, 2009

MWI VETERINARY SUPPLY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, February 9, 2010

3:00 p.m. MST

The Grove Hotel

245 S. Capitol Blvd.

Boise, ID 83702

MWI Veterinary Supply, Inc. 651 S. Stratford Drive Ste. 100 Meridian, ID 83642	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 9, 2010.

Please mark, sign, date and return this proxy promptly in the enclosed envelope or return to MWI Veterinary Supply, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint James F. Cleary, Jr. and Mary Patricia B. Thompson, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mwiv

Use the Internet to vote your proxy until 12:00 p.m. (CT) on February 8, 2010.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on February 8, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Keith E. Alessi	☐	Vote FOR	☐	Vote WITHHELD
	02 Bruce C. Bruckmann		all nominees		from all nominees
	03 James F. Cleary, Jr.		(except as marked)
04 John F. McNamara
05 A. Craig Olson
06 Robert N. Rebholtz, Jr.
07 William J. Robison

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

Note: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.